Exhibit A

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of the 26th day of May, 2006, among INVUS PUBLIC EQUITIES, L.P., INVUS PUBLIC EQUITIES ADVISORS, LLC, ULYS, LLC, AND RAYMOND DEBBANE (COLLECTIVELY, THE “JOINT FILERS”).

WHEREAS, pursuant to Rule 13d-1(b)(1)(ii)(K) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(g) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Joint Filers hereby agree and represent as follows:

1. The Schedule 13D with respect to the Common Stock, par value $.01 per share, of NitroMed, Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.

2. Each of the Joint Filers is responsible for the timely filing of Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the undersigned has caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.

Dated: May 26, 2006

INVUS PUBLIC EQUITIES, L.P.

By:	Invus Public Equities Advisors, LLC As General Partner

By:	/s/ Raymond Debbane
Raymond Debbane, President

INVUS PUBLIC EQUITIES ADVISORS, LLC

By:	/s/ Raymond Debbane
Raymond Debbane, President

ULYS, LLC

By:	/s/ Raymond Debbane
Raymond Debbane, President

RAYMOND DEBBANE

/s/ Raymond Debbane